Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2014 RESULTS

DALLAS – April 30, 2014 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Generated earnings of $38.4 million or $0.37 per diluted common share
•	Raised common dividend 10% to $0.34 per common share
•	Financing spreads on residential mortgage investments increased five basis points to 1.30% with mortgage prepayments declining to 15.16% CPR
•	Book value increased $0.12 to $12.59 per common share
•	Agency-guaranteed ARM portfolio and leverage ended the quarter largely unchanged at $13.53 billion and 8.52 times long-term investment capital, respectively

Capstead reported net income of $38.4 million or $0.37 per diluted common share for the quarter ended March 31, 2014. This compares to net income of $37.0 million or $0.35 per diluted common share for the quarter ended December 31, 2013. The Company paid a first quarter 2014 dividend of $0.34 per common share on April 17, 2014.

First Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of seasoned, short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. This strategy differentiates the Company from its peers because ARM loans underlying its investment portfolio can reset to more current interest rates within a relatively short period of time. This positions the Company to benefit from a potential recovery in financing spreads that typically contract during periods of rising interest rates and can result in smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM and fixed-rate mortgage securities. Duration is a common measure of market price sensitivity to interest rate movements and a shorter duration generally indicates less interest rate risk.

For the quarter ended March 31, 2014, the Company reported net interest margins related to its residential mortgage investments of $44.0 million compared to $43.1 million for the quarter ended December 31, 2013. Financing spreads on residential mortgage investments averaged 1.30% during the first quarter of 2014, an increase of five basis points from financing spreads earned during the fourth quarter of 2013. Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on repurchase arrangements and similar borrowings (referred to as repo borrowing rates), adjusted for currently-paying interest rate swap agreements held for hedging purposes.

Yields on Capstead’s residential mortgage investments averaged 1.79% during the first quarter of 2014, an increase of five basis points from yields reported for the fourth quarter of 2013, benefiting from a $2.5 million decrease in investment premium amortization as a result of a 12% decline in average mortgage prepayment rates over fourth quarter levels to an annualized constant prepayment rate, or CPR, of 15.16%. The decline in investment premium amortization reflects seasonal factors, as well as relatively high prevailing mortgage interest rates, which has substantially reduced the number of loans underlying securities in the portfolio that can be refinanced at lower rates.

The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter (dollars in thousands):

Residential mortgage investments, beginning of quarter	$13,475,874
Increase in unrealized gains on securities classified as available-for-sale	16,693
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.45%	644,356
Investment premiums on acquisitions	24,647
Portfolio runoff (principal amount)	(610,071)
Investment premium amortization	(22,288)
Residential mortgage investments, end of quarter	$13,529,211

At March 31, 2014 repurchase arrangements and similar borrowings totaled $12.59 billion, consisting primarily of 30-day borrowings with 22 counterparties at interest rates averaging 0.32%, a decline of six basis points from repo borrowing rates at year-end. Adjusted for portfolio financing-related and currently-paying interest rate swap agreements, borrowing rates averaged 0.49% during the first quarter of 2014, unchanged from the fourth quarter of 2013 as the benefits of lower repo borrowing rates were offset by a greater percentage of portfolio-financing related interest rate swap agreements moving into current-pay status. During the quarter, $200 million notional amount of swaps requiring fixed rate interest payments averaging 0.60% matured, while $1.70 billion notional amount of previously acquired forward-starting swaps requiring fixed rate interest payments averaging 0.51% moved into current-pay status. Total portfolio financing-related swap agreements held by the Company increased by $500 million quarter-over-quarter to $7.20 billion notional amount with average contract expirations of 17 months at quarter-end. These swap agreements consisted of (a) $5.70 billion notional amount of currently-paying swap agreements requiring fixed rate interest payments averaging 0.50% for average remaining interest-payment terms of 15 months, and (b) $1.50 billion notional amount of forward-starting swap agreements with average contract expirations of 25 months that will begin requiring fixed rate interest payments averaging 0.49% for two-year periods that commence on various dates between April and July 2014. Variable payments that are received by the Company under portfolio financing-related swap agreements typically are based on one-month LIBOR and offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

Operating costs as a percentage of average long-term investment capital totaled 0.96% during the first quarter of 2014 compared to 1.07% during the fourth quarter of 2013, primarily reflecting lower annual incentive compensation accruals.

Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings, increased by $13 million during the first quarter of 2014 to $1.48 billion at quarter-end. This increase reflects higher portfolio pricing levels offset by lower pricing levels for interest swap agreements held as hedges of the Company’s unsecured borrowings, earnings in excess of common dividend distributions, and a modest amount of new preferred capital issued pursuant to an at-the-market, continuous offering program. With portfolio acquisitions exceeding runoff by $34 million (principal amount) during the quarter, portfolio leverage (related borrowings divided by long-term investment capital) at March 31, 2014 was unchanged from December 31, 2013 at 8.52 to one. The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by common shares outstanding) for the quarter ended March 31, 2014:

Book value per common share, beginning of quarter		$12.47
Earnings in excess of dividend distributions		0.03	0.3%
Change in unrealized gains and losses on mortgage securities classified as available-for-sale	$0.17
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Borrowings under repurchase arrangements	(0.01)
Unsecured borrowings	(0.07)
		0.09	0.7%
Book value per common share, end of quarter		$12.59

Increase in book value per common share during the quarter		$0.12	1.0%

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these investments is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios containing a significant amount of non-agency and/or fixed-rate mortgage securities.

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “We are pleased with our results for the first quarter and encouraged by our prospects for the remainder of 2014. We increased the size of our portfolio of agency-guaranteed residential ARM securities by a modest amount during the quarter while maintaining portfolio leverage at 8.52 to one, a level which with we are very comfortable given the current health and breadth of the financing market for agency-guaranteed mortgage securities. We are continuing to see lower repo borrowing rates in April, which could, if this trend continues, offset modest upward pressure on borrowing costs from additional forward-starting swaps moving into current-pay status in the second quarter. More importantly, a healthy repo market allows us to continue executing our strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.

“Our earnings improved during the first quarter primarily as a result of lower investment premium amortization charges as mortgage prepayment rates declined to a two-year low of 15.16% CPR. This decline was in large part due to relatively high prevailing mortgage interest rates, as well as seasonal factors. We anticipate prepayment rates will likely be only modestly higher this spring and summer reflecting seasonal factors and an improving housing market. As a result, we expect to report quarterly earnings over the remainder of 2014 consistent with these favorable conditions for both mortgage prepayments and borrowings.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, May 1, 2014 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (888) 317-6016 in the U.S., (855) 669-9657 for Canada, or (412) 317-6016 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. The audio replay will be available one hour after the end of the conference call through July 1, 2014. The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10044383.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	other changes in legislation or regulation affecting the mortgage and banking industries;

•	changes in market conditions as a result of Federal Reserve monetary policy or federal government fiscal challenges;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except ratios and per share amounts)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Residential mortgage investments
($13.22 and $13.12 billion pledged under repurchase arrangements at March 31, 2014 and December 31, 2013, respectively)	$13,529,211	$13,475,874
Cash collateral receivable from interest rate swap counterparties	35,996	25,502
Interest rate swap agreements at fair value	1,207	5,005
Cash and cash equivalents	486,293	413,356
Receivables and other assets	89,112	96,231
	$14,141,819	$14,015,968
Liabilities
Repurchase arrangements and similar borrowings	$12,590,255	$12,482,900
Interest rate swap agreements at fair value	15,439	11,304
Unsecured borrowings	100,000	100,000
Common stock dividend payable	33,636	30,872
Accounts payable and accrued expenses	23,900	25,109
	12,763,230	12,650,185
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:
7.50% Cumulative Redeemable Preferred Stock, Series E, 6,917 and 6,861 shares issued and outstanding ($172,922 and $171,521 aggregate liquidation preference) at March 31, 2014 and December 31, 2013, respectively	167,092	165,756
Common stock - $0.01 par value; 250,000 shares authorized:
95,767 and 95,807 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	958	958
Paid-in capital	1,329,994	1,329,792
Accumulated deficit	(347,357)	(349,866)
Accumulated other comprehensive income	227,902	219,143
	1,378,589	1,365,783
	$14,141,819	$14,015,968
Long-term investment capital (Stockholders’ equity and unsecured borrowings) (unaudited)	$1,478,589	$1,465,783
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.52:1	8.52:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$12.59	$12.47

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31
	2014	2013
Interest income:
Residential mortgage investments	$59,445	$58,468
Other	61	112
	59,506	58,580
Interest expense:
Repurchase arrangements and similar borrowings	(15,407)	(18,468)
Unsecured borrowings	(2,122)	(2,187)
	(17,529)	(20,655)
	41,977	37,925
Other revenue (expense):
Salaries and benefits	(1,132)	(1,001)
Annual incentive compensation	(540)	(554)
Long-term incentive compensation	(626)	(406)
Other general and administrative expense	(1,203)	(1,081)
Miscellaneous other revenue (expense)	(85)	(30)
	(3,586)	(3,072)
Income before equity in earnings of unconsolidated affiliates	38,391	34,853

Equity in earnings of unconsolidated affiliates	–	65
Net income	$38,391	$34,918
Net income available to common stockholders:
Net income	$38,391	$34,918
Less dividends on preferred shares	(3,238)	(5,270)
	$35,153	$29,648

Net income per common share:
Basic	$0.37	$0.31
Diluted	0.37	0.31

Weighted average common shares outstanding:
Basic	95,349	95,020
Diluted	95,538	95,450

Cash dividends declared per share:
Common	$0.34	$0.31
Series A Preferred	–	0.40
Series B Preferred	–	0.32
Series E Preferred	0.47	–

CAPSTEAD MORTGAGE CORPORATION
CONDENSED QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS
(unaudited)

	2014	2013
	Q1	Q4	Q3	Q2	Q1
Condensed Quarterly Statements of Income:
(in thousands, except per share amounts)
Interest income on residential mortgage investments (before investment premium amortization)	$81,733	$83,254	$85,674	$85,214	$86,867
Investment premium amortization	(22,288)	(24,800)	(39,031)	(33,642)	(28,399)
Related interest expense	(15,407)	(15,392)	(15,759)	(16,749)	(18,468)
	44,038	43,062	30,884	34,823	40,000
Other interest income (expense) (a)	(2,061)	(2,066)	(2,074)	(2,015)	(2,010)
	41,977	40,996	28,810	32,808	37,990
Salaries and benefits	(1,132)	(1,058)	(1,017)	(886)	(1,001)
Annual incentive compensation	(540)	(1,353)	(1,333)	(326)	(554)
Long-term incentive compensation	(626)	(469)	(469)	(469)	(406)
Other general and administrative expense	(1,203)	(1,094)	(1,203)	(1,098)	(1,081)
Miscellaneous other revenue (expense)	(85)	(49)	(86)	(135)	(30)
	(3,586)	(4,023)	(4,108)	(2,914)	(3,072)
Net income	$38,391	$36,973	$24,702	$29,894	$34,918

Net income per diluted common share	$0.37	$0.35	$0.23	$0.04	$0.31
Core earnings per diluted common share (b)				0.27
Average diluted common shares outstanding	95,538	95,454	95,416	95,397	95,450

Select Operating Statistics:
(dollars in millions, percentages annualized)

Average portfolio outstanding (cost basis)	$13,254	$13,413	$13,740	$13,506	$13,543
Average long-term investment capital (“LTIC”)	1,485	1,474	1,476	1,638	1,605
Financing spreads on residential mortgage investments	1.30%	1.25%	0.87%	1.00%	1.15%
Constant prepayment rate (“CPR”)	15.16	17.14	25.49	23.12	20.05
Operating costs as a percentage of LTIC	0.96	1.07	1.08	0.68	0.77
Return on common equity capital (c)	11.70	11.07	7.05	7.97	9.14

(a)	Consists principally of interest on unsecured borrowings and is presented net of earnings of related statutory trusts. These affiliates were dissolved in December 2013.

(b)	Core earnings per diluted common share is a non-GAAP financial measure that differs from the related GAAP measure of net income per diluted common share by excluding certain one-time effects of second quarter 2013 preferred capital redemption and issuance transactions as detailed below. Management believes presenting this metric on a core earnings basis provides useful, comparative information for evaluating the Company’s performance. The following reconciles this measure for the indicated periods:

	Quarter Ended
	June 30, 2013
Net income available to common stockholders/net income per diluted common share	$4,103	$0.04
Series A and B redemption preference premiums paid	19,924	0.21
Series A and B preferred dividends accruing from the issue date of the Series E preferred shares to the Series A and B redemption date	1,741	0.02
Core earnings available to common stockholders/core earnings per diluted common share	$25,768	$0.27

(c)	Second quarter 2013 return on common equity capital presented above is calculated excluding the one-time effects of the above-mentioned preferred capital transactions. Including these items, the return on common equity capital for the quarter was 1.27%.

CAPSTEAD MORTGAGE CORPORATION
QUARTERLY FINANCING SPREAD ANALYSIS
(unaudited, annualized)

	2014	2013				2012
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Yields on residential mortgage investments: (a)
Cash yields	2.46%	2.48%	2.50%	2.52%	2.57%	2.60%	2.65%	2.71%
Investment premium amortization	(0.67)	(0.74)	(1.14)	(0.99)	(0.84)	(0.84)	(0.79)	(0.67)
Adjusted yields	1.79	1.74	1.36	1.53	1.73	1.76	1.86	2.04
Related borrowing rates: (b)
Repo borrowing rates	0.34	0.38	0.37	0.39	0.41	0.45	0.41	0.37
Fixed swap rates	0.50	0.52	0.59	0.65	0.71	0.75	0.78	0.80
Adjusted borrowing rates	0.49	0.49	0.49	0.53	0.58	0.63	0.56	0.54
Financing spreads on residential mortgage investments	1.30	1.25	0.87	1.00	1.15	1.13	1.30	1.50
CPR	15.16	17.14	25.49	23.12	20.05	19.99	19.14	16.31

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method and incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(b)	Repo borrowing rates represent average rates on repurchase agreements and similar borrowings, before consideration of related currently-paying interest rate swap agreements.

Fixed swap rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements used for portfolio hedging purposes and exclude differences between LIBOR-based variable-rate payments received on these swaps and repo borrowing rates, as well as the effects of any hedge ineffectiveness. These factors equated to 18 basis points on the average currently-paying swap notional amount outstanding for the first quarter of 2014.

Adjusted borrowing rates reflect repo borrowing rates, fixed swap rates and the above mentioned factors, calculated on average related borrowings outstanding for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities. Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio. The following reconciles these two measures.

	2014	2013				2012
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Financing spreads on residential mortgage investments	1.30%	1.25%	0.87%	1.00%	1.15%	1.13%	1.30%	1.50%
Impact of yields on other interest-earning assets*	(0.04)	(0.03)	(0.02)	(0.05)	(0.05)	(0.07)	(0.05)	(0.06)
Impact of borrowing rates on unsecured borrowings and other interest-paying liabilities*	(0.07)	(0.07)	(0.06)	(0.06)	(0.06)	(0.06)	(0.06)	(0.07)
Total financing spreads	1.19	1.15	0.79	0.89	1.04	1.00	1.19	1.37

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of long-term unsecured borrowings (at a borrowing rate of 8.49%) that the Company considers a component of its long-term investment capital and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION
FAIR VALUE ANALYSIS
(in thousands, unaudited)

	March 31, 2014					December 31, 2013
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$6,154,405	$160,622	$6,315,027	$6,507,271	$192,244	$196,358
Longer-to-reset ARMs	4,572,556	186,185	4,758,741	4,793,588	34,847	15,627
Fixed-rate	42	–	42	44	2	3
Ginnie Mae securities :
Current-reset ARMs	1,193,200	36,790	1,229,990	1,241,138	11,148	11,515
Longer-to-reset ARMs	935,914	36,611	972,525	976,425	3,900	1,945
	$12,856,117	$420,208	$13,276,325	$13,518,466	$242,141	$225,448
Interest rate swap positions (c)			$7,300,000	$(14,232)	$(14,239)	$(6,305)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $4 million and unsecuritized investments in residential mortgage loans with a cost basis of $7 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 11 of this release for further information).

(c)	To help mitigate exposure to higher interest rates, Capstead typically uses currently-paying and forward-starting one-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms. Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s long-term unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of March 31, 2014, these swap positions had the following characteristics:

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Currently-paying contracts:
Second quarter 2014	$400,000	0.51%	$(3)	$(3)
Third quarter 2014	200,000	0.51	(177)	(177)
Fourth quarter 2014	500,000	0.58	(1,035)	(1,035)
First quarter 2015	1,100,000	0.50	(2,864)	(2,861)
Second quarter 2015	200,000	0.43	(484)	(480)
Third quarter 2015	400,000	0.47	(1,053)	(1,052)
Fourth quarter 2015	1,200,000	0.45	(2,203)	(2,203)
First quarter 2016	1,700,000	0.51	(3,801)	(3,801)
(average expiration: 15 months)	5,700,000	0.50	(11,620)	(11,612)
Forward-starting contracts:
Second quarter 2016	1,100,000	0.47	123	108
Third quarter 2016	400,000	0.54	777	777
(average expiration: 25 months)	1,500,000	0.49	900	885
(average expiration: 17 months)	$7,200,000		$(10,720)	$(10,727)
Forward-starting contracts expiring in 2035 and 2036 related to unsecured borrowings	$100,000	4.09	$(3,512)	$(3,512)

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related borrowings had durations as of March 31, 2014 of approximately 11½ and 9½ months, respectively, for a net duration gap of approximately two months. Duration is a measure of market price sensitivity to changes in interest rates, and a shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION
RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS
(as of March 31, 2014)
(dollars in thousands, unaudited)

ARM Type (a)	Amortized Cost Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$4,657,092	2.33%	2.14%	1.70%	3.32%	10.04%	5.3
Freddie Mac Agency Securities	1,657,935	2.42	2.23	1.82	2.21	10.48	6.1
Ginnie Mae Agency Securities	1,229,990	2.50	1.65	1.51	1.04	8.76	8.0
Residential mortgage loans	4,153	3.45	2.25	2.02	1.50	10.94	4.5
	7,549,170	2.38	2.08	1.70	2.71	9.93	5.9
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,952,741	2.82	2.29	1.73	4.86	7.83	40.5
Freddie Mac Agency Securities	1,806,000	2.90	2.36	1.81	4.59	7.95	40.7
Ginnie Mae Agency Securities	972,525	2.76	1.66	1.51	1.15	7.87	30.5
	5,731,266	2.83	2.20	1.72	4.14	7.87	38.9
	$13,280,436	2.57	2.14	1.71	3.33	9.04	20.0

Gross WAC (rate paid by borrowers) (d)		3.18

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(b)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. As of March 31, 2014, the ratio of amortized cost basis to related unpaid principal balance for the Company’s ARM securities was 103.27. This table excludes $2 million in fixed-rate Agency Securities, $2 million in fixed-rate residential mortgage loans and $2 million in private residential mortgage pass-through securities held as collateral for structured financings.

(c)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or were not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less related current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 71% of current-reset ARMs were subject to periodic caps averaging 1.82%; 16% were subject to initial caps averaging 2.89%; 12% were subject to lifetime caps, less related current net WAC, averaging 7.66%; and 1% were not subject to a cap. All longer-to-reset ARM securities at March 31, 2014 were subject to initial caps.

(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.